Exhibit 99.1

Camping World Holdings, Inc. Reports Second Quarter 2019

LINCOLNSHIRE, IL--(BUSINESS WIRE)--August 7, 2019--Camping World Holdings, Inc. (NYSE: CWH) (“Camping World,” “CWH,” “Company,” “we,” “us” or “our”) today reported results for the second quarter ended June 30, 2019.

Second quarter highlights and year-over-year financial comparisons:

  Revenue increased 2.3% to $1.474 billion;
  Gross profit decreased 0.6% to $410.0 million;
  Income from operations, net income and diluted earnings per share of Class A common stock were $90.3 million, $52.6 million, and $0.46, respectively;
  Adjusted EBITDA(1) decreased 27.9% to $99.2 million; and
  The number of Active Customers(2) increased 25.8% to 5.25 million and the number of Good Sam Club memberships increased 13.4% to approximately 2.18 million.
____________
(1)

Adjusted EBITDA is a non-GAAP measure. For a reconciliation of this non-GAAP measure to the most directly comparable GAAP measure, see the “Non-GAAP Financial Measures” section later in this press release.

(2)	An Active Customer is a customer who has transacted with us in any of the eight most recently completed fiscal quarters prior to the date of measurement.

Marcus A. Lemonis, Chairman and Chief Executive Officer, stated, “For the second quarter, our company generated record revenue of nearly $1.5 billion and sold an all-time high of 33,715 new and used recreational vehicles. Despite some of the headwinds across the new RV market, which were evidenced by a significant decline in both new RV wholesale shipments and RV registration reports, we grew both revenue and unit volume and achieved close to $100 million in adjusted EBITDA in the quarter. While some of the broader macro factors impacting the RV industry are outside of our control right now, we are focused on optimizing our assets and improving the RV consumer experience.”

Second Quarter 2019 Results

Good Sam Services and Plans Segment

  Segment revenue(3) increased 5.6% to $44.7 million;
  Segment gross profit(3) increased 5.2% to $25.9 million and segment gross margin(3) decreased 23 basis points to 58.1%; and
  Segment income(4) increased 2.4% to $21.2 million.

RV and Outdoor Retail Segment

  Segment revenue(3) increased 2.2% to $1,429.7 million;
    Same store revenue decreased 6.3% to $1.2 billion
  Segment gross profit(3) decreased 1.0% to $384.0 million and segment gross margin(3) decreased 85 basis points to 26.9%;
  Segment income decreased 24.2% to $75.7 million;
  Vehicle units sold increased 0.2% to 33,715 units;
    New vehicle units sold decreased 6.3% to 22,906 units
    Used vehicle units sold increased 17.6% to 10,809 units
  Average selling price per vehicle unit sold increased 0.4% to $30,391;
    New vehicles increased 2.9% to $34,003 per unit
    Used vehicles decreased 0.8% to $22,736 per unit
  Same store vehicle units sold decreased 7.8% to 29,426 units;
    New vehicle same store units sold decreased 15.0% to 19,753 units
    Used vehicle same store units sold increased 11.6% to 9,673 units
  Gross profit per vehicle sold including finance and insurance decreased slightly to $8,268;
  Finance and insurance revenue as a percentage of total vehicle revenue increased 71 basis points to 12.5%;
  New vehicle inventory per dealership location decreased 9.9% to $6.6 million from December 31, 2018;
  Products, service and other revenue increased 5.6% to $264.4 million and gross profit decreased 6.3% to $95.8 million;
    Same store products, service and other revenue decreased 10.8% to $144.9 million
  Good Sam Club revenue increased 19.0% to $12.4 million and gross profit increased 29.5% to $9.5 million; and
    Good Sam Club memberships increased 13.4% to approximately 2.18 million
  At June 30, 2019, the Company operated a total of 227 RV and Outdoor Retail locations, with 151 of these selling new and/or used RV vehicles.
____________
(3)	Revenue, gross profit and gross margin are after elimination of inter-segment revenues.
(4)	Segment income (loss) is defined as income (loss) from operations before depreciation and amortization plus floor plan interest.

Select Balance Sheet and Cash Flow Items

The Company's working capital and cash and cash equivalents as of June 30, 2019 were $498.9 million and $101.3 million, respectively. Total inventories decreased 0.7% to $1.5 billion as compared to December 31, 2018, driven by a 1.7% decrease in new RVs and a 2.2% decrease in used RVs, partially offset by a 2.1% increase in products, parts, accessories and miscellaneous inventory. At June 30, 2019, the Company had $52.8 million of borrowings under its revolving line of credit as part of its Floor Plan Facility, $1.2 billion of term loans outstanding under the Senior Secured Credit Facilities, $21.0 million outstanding under the Real Estate Facility, and $813.6 million of floor plan notes payable under the Floor Plan Facility.

Revisions for Correction of Immaterial Errors

The Company corrected for errors that were immaterial to previously-reported consolidated financial statements. These errors were identified in connection with the preparation of the financial statements for the year ended December 31, 2018, and related primarily to i) the cancellation reserve for certain of its finance and insurance offerings within the former Dealership segment in other current liabilities and other long-term liabilities, ii) the calculation of the Tax Receivable Agreement liability that arose from transactions in 2017, iii) the classification in the condensed consolidated statements of cash flows of non-cash capital expenditures included in accounts payable and non-cash leasehold improvements paid by lessor in other, net, and iv) the adoption of Accounting Standards Codification (“ASC”) No. 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2018. The amounts in the previous period have been revised to reflect the correction of these errors.

The following table presents the effect of the error corrections on the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2018:

	Three Months Ended June 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Revenue - Products, service and other	$250,203	$156	$250,359
Revenue - Finance and insurance, net	124,060	(3,855)	120,205
Total revenue	1,445,176	(3,699)	1,441,477
Costs applicable to revenue - Good Sam services and plans(1)	17,641	20	17,661
Costs applicable to revenue - Products, service and other	147,980	86	148,066
Costs applicable to revenue - Good Sam Club	3,191	(84)	3,107
Total costs applicable to revenue	1,029,012	22	1,029,034
Selling, general and administrative expenses	284,295	(1,200)	283,095
Total operating expenses	295,938	(1,200)	294,738
Income from operations	120,226	(2,521)	117,705
Other income (expense)	—	(2)	(2)
Income before income taxes	93,917	(2,523)	91,394
Income tax expense	(12,102)	(2,160)	(14,262)
Net income	81,815	(4,683)	77,132
Net income attributable to non-controlling interests	(53,784)	1,434	(52,350)
Net income attributable to Camping World Holdings, Inc.	28,031	(3,249)	24,782
Earnings per share of Class A common stock:
Basic	$0.76	$(0.09)	$0.67
Diluted	$0.72	$(0.05)	$0.67

	Six Months Ended June 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Revenue - Products, service and other	$414,511	$—	$414,511
Revenue - Finance and insurance, net	215,909	(6,604)	209,305
Total revenue	2,506,742	(6,604)	2,500,138
Costs applicable to revenue - Good Sam services and plans(1)	38,064	57	38,121
Costs applicable to revenue - Products, service and other	243,868	—	243,868
Costs applicable to revenue - Good Sam Club	5,493	(57)	5,436
Total costs applicable to revenue	1,785,802	—	1,785,802
Selling, general and administrative expenses	529,409	(1)	529,408
Total operating expenses	550,961	(1)	550,960
Income from operations	169,979	(6,603)	163,376
Other income (expense)	—	(2)	(2)
Income before income taxes	118,412	(6,605)	111,807
Income tax expense	(19,321)	(1,806)	(21,127)
Net income	99,091	(8,411)	90,680
Net income attributable to non-controlling interests	(67,879)	3,802	(64,077)
Net income attributable to Camping World Holdings, Inc.	31,212	(4,609)	26,603
Earnings per share of Class A common stock:
Basic	$0.85	$(0.13)	$0.72
Diluted	$0.81	$(0.09)	$0.72
(1)	Amounts were combined and previously reported as costs applicable to revenue - consumer services and plans prior to reclassifications made for changes in segment reporting.

The following table presents the effect of the error corrections on the condensed consolidated statements of cash flows for the six months ended June 30, 2018:

	Six Months Ended June 30, 2018
($ in thousands except per share amounts)	As Reported	Adjustment	As Corrected
	(unaudited)	(unaudited)	(unaudited)
Net income	$99,091	$(8,411)	$90,680
Deferred income taxes	2,959	1,806	4,765
Receivables and contracts in transit	(89,379)	3,050	(86,329)
Inventories	(30,441)	(5,266)	(35,707)
Prepaid expenses and other assets	(8,703)	5,266	(3,437)
Accounts payable and other accrued expenses	99,699	(2,257)	97,442
Deferred revenue and gains	6,322	2,040	8,362
Other	1,894	6,897	8,791
Net cash provided by operating activities	105,995	3,125	109,120
Purchases of property and equipment	(80,574)	(3,111)	(83,685)
Net cash used in investing activities	(241,477)	(3,111)	(244,588)

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s second quarter 2019 financial results is scheduled for today, August 7, 2019, at 3:30 p.m. Central Time. Investors and analysts can participate on the conference call by dialing 888-394-8218 or (323) 701-0255 and using conference ID # 4841797. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at http://investor.campingworld.com. The replay of the conference call webcast will be available on the investor relations website for approximately 90 days.

Presentation

This press release presents historical results, for the periods presented, of the Company and its subsidiaries, that are presented in accordance with accounting principles generally accepted in the United States (“GAAP”), unless noted as a non-GAAP financial measure. The Company’s initial public offering (“IPO”) and related reorganization transactions (“Reorganization Transactions”) that occurred on October 6, 2016 resulted in the Company as the sole managing member of CWGS Enterprises, LLC (“CWGS, LLC”), with sole voting power in and control of the management of CWGS, LLC. Despite its position as sole managing member of CWGS, LLC, the Company has a minority economic interest in CWGS, LLC. As of June 30, 2019, the Company owned 41.9% of CWGS, LLC. Accordingly, the Company consolidates the financial results of CWGS, LLC and reports a non-controlling interest in its consolidated financial statements. Unless otherwise indicated, all financial comparisons in this press release compare our financial results of the second quarter ended June 30, 2019 to our financial results from the second quarter ended June 30, 2018.

About Camping World Holdings, Inc.

Camping World Holdings, headquartered in Lincolnshire, Illinois, is the leading outdoor and camping retailer, offering an extensive assortment of recreational vehicles for sale, RV and camping gear, RV maintenance and repair, other outdoor and active sports products, and the industry’s broadest and deepest range of services, protection plans, products and resources. Since the Company's founding in 1966, Camping World has grown to become one of the most well-known destinations for everything RV, with more than 225 locations in 36 states and a comprehensive e-commerce platform.

For more information, please visit www.CampingWorld.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements about our business plans and goals, including the ability of our model to deliver long-term growth and sustainability through industry cycles, and our beliefs regarding our competitive position. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: any remediation of the material weaknesses in our internal control over financial reporting; the availability of financing to us and our customers; fuel shortages, or high prices for fuel; the well-being, as well as the continued popularity and reputation for quality, of our manufacturers; current softness in the RV industry, which has increased our costs and reduced our margins, uncertainty regarding how long the ongoing softness in the RV industry will last; general economic conditions in our markets and ongoing economic and financial uncertainties; our ability to attract and retain customers; competition in the market for services, protection plans, products and resources targeting the RV lifestyle or RV enthusiast; our expansion into new, unfamiliar markets, businesses, or product lines or categories, as well as delays in opening or acquiring new retail locations; unforeseen expenses, difficulties, and delays frequently encountered in connection with expansion through acquisitions; our failure to maintain the strength and value of our brands; our ability to successfully order and manage our inventory to reflect consumer demand in a volatile market and anticipate changing consumer preferences and buying trends; fluctuations in our same store sales and whether they will be a meaningful indicator of future performance; the cyclical and seasonal nature of our business; our ability to operate and expand our business and to respond to changing business and economic conditions, which depends on the availability of adequate capital; changes in consumer preferences; our reliance on eight fulfillment and distribution centers for our retail, e-commerce and catalog businesses; risks associated with selling goods manufactured abroad; our dependence on our relationships with third party providers of services, protection plans, products and resources and a disruption of these relationships or of these providers’ operations; whether third party lending institutions and insurance companies will continue to provide financing for RV purchases; our ability to retain senior executives and attract and retain other qualified employees; our ability to meet our labor needs; risks associated with leasing substantial amounts of space, including our inability to maintain the leases for our retail locations or locate alternative sites for our stores in our target markets and on terms that are acceptable to us; our dealerships’ susceptibility to termination, non-renewal or renegotiation of dealer agreements if state dealer laws are repealed or weakened; our failure to comply with certain environmental regulations; a failure in our e-commerce operations, security breaches and cybersecurity risks; our inability to enforce our intellectual property rights and accusations of our infringement on the intellectual property rights of third parties; disruptions to our information technology systems or breaches of our network security; realization of anticipated benefits and cost savings related to recent acquisitions; the impact of ongoing lawsuits against us and certain of our officers and directors, as well as any potential future class action litigation; potential litigation relating to products we sell as a result of recent acquisitions, including firearms and ammunition; and whether we are able to realize any tax benefits that may arise from our organizational structure and any redemptions or exchanges of CWGS, LLC common units for cash or stock.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed for the year ended December 31, 2018 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Results of Operations

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Good Sam Services and Plans	$44,694	$42,338	$91,660	$87,163
RV and Outdoor Retail
New vehicles	778,870	807,519	1,308,447	1,387,029
Used vehicles	245,749	210,646	425,757	382,737
Products, service and other	264,426	250,359	469,302	414,511
Finance and insurance, net	128,225	120,205	220,116	209,305
Good Sam Club	12,383	10,410	23,834	19,393
Subtotal	1,429,653	1,399,139	2,447,456	2,412,975
Total revenue	1,474,347	1,441,477	2,539,116	2,500,138

Costs applicable to revenue (exclusive of depreciation
and amortization shown separately below):
Good Sam Services and Plans	18,746	17,661	39,477	38,121
RV and Outdoor Retail
New vehicles	681,399	697,694	1,144,443	1,201,578
Used vehicles	192,681	162,506	335,527	296,799
Products, service and other	168,607	148,066	304,711	243,868
Good Sam Club	2,924	3,107	6,641	5,436
Subtotal	1,045,611	1,011,373	1,791,322	1,747,681
Total costs applicable to revenue	1,064,357	1,029,034	1,830,799	1,785,802

Gross profit:
Good Sam Services and Plans	25,948	24,677	52,183	49,042
RV and Outdoor Retail
New vehicles	97,471	109,825	164,004	185,451
Used Vehicles	53,068	48,140	90,230	85,938
Products, service and other	95,819	102,293	164,591	170,643
Finance and insurance, net	128,225	120,205	220,116	209,305
Good Sam Club	9,459	7,303	17,193	13,957
Subtotal	384,042	387,766	656,134	665,294
Total gross profit	409,990	412,443	708,317	714,336

Operating expenses:
Selling, general, and administrative	303,366	283,095	571,431	529,408
Debt restructure expense	–	(44)	–	380
Depreciation and amortization	13,946	11,628	27,540	21,028
Loss on disposal of assets	2,374	59	2,160	144
Total operating expenses	319,686	294,738	601,131	550,960

Income from operations	90,304	117,705	107,186	163,376

Other income (expense):
Floor plan interest expense	(11,269)	(10,202)	(22,879)	(20,945)
Other interest expense, net	(18,211)	(16,107)	(35,854)	(28,946)
Loss on debt restructure	–	–	–	(1,676)
Tax Receivable Agreement liability adjustment	–	–	8,477	–
Other expense, net	–	(2)	–	(2)
Total other income (expense)	(29,480)	(26,311)	(50,256)	(51,569)

Income before income taxes	60,824	91,394	56,930	111,807
Income tax expense	(8,201)	(14,262)	(31,114)	(21,127)
Net income	52,623	77,132	25,816	90,680
Less: net income attributable to
non-controlling interests	(34,606)	(52,350)	(27,194)	(64,077)
Net income (loss) attributable to
Camping World Holdings, Inc.	$18,017	$24,782	$(1,378)	$26,603

Earnings per share of Class A common stock:
Basic	$0.48	$0.67	$(0.04)	$0.72
Diluted	$0.46	$0.67	$(0.04)	$0.72
Weighted average shares of Class A common
stock outstanding:
Basic	37,239	36,964	37,217	36,890
Diluted	88,925	37,047	37,217	37,183

Camping World Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
($ in Thousands Except Share and Per Share Amounts)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$101,260	$138,557
Contracts in transit	120,244	53,214
Accounts receivable, net	98,125	85,711
Inventories	1,547,496	1,558,970
Prepaid expenses and other assets	43,761	51,710
Total current assets	1,910,886	1,888,162

Property and equipment, net	376,172	359,855
Operating lease assets	821,025	–
Deferred tax assets, net	128,492	145,943
Intangibles assets, net	33,005	35,284
Goodwill	383,676	359,117
Other assets	19,257	18,326
Total assets	$3,672,513	$2,806,687

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$223,510	$144,808
Accrued liabilities	163,180	124,619
Deferred revenues and gains	84,247	88,054
Current portion of finance lease liabilities	–	23
Current portion of operating lease liabilities	55,776	–
Current portion of Tax Receivable Agreement liability	6,815	9,446
Current portion of long-term debt	14,144	12,977
Notes payable – floor plan, net	813,635	885,980
Other current liabilities	50,660	39,211
Total current liabilities	1,411,967	1,305,118

Right to use liability	–	5,147
Operating lease liabilities, net of current portion	822,020	–
Tax Receivable Agreement liability, net of current portion	109,504	124,763
Revolving line of credit	52,768	38,739
Long-term debt, net of current portion	1,161,845	1,152,888
Deferred revenues and gains	61,502	67,157
Other long-term liabilities	27,294	79,958
Total liabilities	3,646,900	2,773,770

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $0.01 per share – 20,000,000 shares authorized; none issued and outstanding as of June 30, 2019 and December 31, 2018	–	–
Class A common stock, par value $0.01 per share – 250,000,000 shares authorized; 37,381,270 issued and 37,272,505 outstanding as of June 30, 2019 and 37,278,690 issued and 37,192,364 outstanding as of December 31, 2018	373	372
Class B common stock, par value $0.0001 per share – 75,000,000 shares authorized; 69,066,445 issued; and 50,706,629 outstanding as of June 30, 2019 and December 31, 2018	5	5
Class C common stock, par value $0.0001 per share – one share authorized, issued and outstanding as of June 30, 2019 and December 31, 2018	–	–
Additional paid-in capital	50,604	47,531
Retained earnings	(12,453)	(3,370)
Total stockholders' equity attributable to Camping World Holdings, Inc.	38,529	44,538
Non-controlling interests	(12,916)	(11,621)
Total stockholders' equity	25,613	32,917

Total liabilities and stockholders' equity	$3,672,513	$2,806,687

Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share amounts)	2019	2018	2019	2018
Numerator:
Net income	$52,623	$77,132	$25,816	$90,680
Less: net income attributable to non-controlling interests	(34,606)	(52,350)	(27,194)	(64,077)
Net income (loss) attributable to Camping World Holdings, Inc. — basic	18,017	24,782	(1,378)	26,603
Add: reallocation of net (loss) income attributable to non-controlling interests from the assumed dilutive effect of stock options and RSUs	—	33	—	48
Add: Reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of CWGS, LLC for Class A common stock	22,565	—	—	—
Net income (loss) attributable to Camping World Holdings, Inc. — diluted	$40,582	$24,815	$(1,378)	$26,651
Denominator:
Weighted-average shares of Class A common stock outstanding — basic	37,239	36,964	37,217	36,890
Dilutive options to purchase Class A common stock	—	—	—	157
Dilutive restricted stock units	17	83	—	136
Dilutive common units of CWGS, LLC that are convertible into Class A common stock	51,669	—	—	—
Weighted-average shares of Class A common stock outstanding — diluted	88,925	37,047	37,217	37,183

Earnings (loss) per share of Class A common stock — basic	$0.48	$0.67	$(0.04)	$0.72
Earnings (loss) per share of Class A common stock — diluted	$0.46	$0.67	$(0.04)	$0.72

Weighted-average anti-dilutive securities excluded from the computation of diluted earnings per share of Class A common stock:
Stock options to purchase Class A common stock	804	920	831	462
Restricted stock units	1,351	896	1,427	451
Common units of CWGS, LLC that are convertible into Class A common stock	—	51,717	51,671	51,773

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted (collectively the "Non-GAAP Financial Measures"). We believe that these Non-GAAP Financial Measures, when used in conjunction with GAAP financial measures, provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to the key metrics we use in our financial and operational decision making. These Non-GAAP Financial Measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and they should not be construed as an inference that the Company’s future results will be unaffected by any items adjusted for in these Non-GAAP Financial Measures. In evaluating these Non-GAAP Financial Measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of those adjusted in this presentation. The Non-GAAP Financial Measures that we use are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin

We define “EBITDA” as net income before other interest expense, net (excluding floor plan interest expense), provision for income tax expense and depreciation and amortization. We define “Adjusted EBITDA” as EBITDA further adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability adjustment, Gander Outdoors pre-opening costs, and other unusual or one-time items. We define “Adjusted EBITDA Margin” as Adjusted EBITDA as a percentage of total revenue. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin in the same manner. We present EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these Non-GAAP Financial Measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to the most directly comparable GAAP financial performance measure, which are net income, net income and net income margin, respectively:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands)	2019	2018	2019	2018

Net income	$52,623	$77,132	$25,816	$90,680
Other interest expense, net	18,211	16,107	35,854	28,946
Depreciation and amortization	13,946	11,628	27,540	21,028
Income tax expense	8,201	14,262	31,114	21,127
EBITDA	92,981	119,129	120,324	161,781

Loss and expense on debt restructure (a)	—	(44)	—	2,056
Loss on disposal of assets and other expense, net (b)	2,374	61	2,160	146
Equity-based compensation (c)	3,863	3,129	6,579	6,347
Tax Receivable Agreement liability adjustment (d)	—	—	(8,477)	—
Gander Outdoors pre-opening costs (e)	—	15,355	—	35,006
Adjusted EBITDA	$99,218	$137,630	$120,586	$205,336

	Three Months Ended		Year Ended
	June 30,		June 30,
(as percentage of total revenue)	2019	2018	2019	2018
EBITDA margin:
Net income margin	3.6%	5.4%	1.0%	3.6%
Other interest expense, net	1.2%	1.1%	1.4%	1.2%
Depreciation and amortization	0.9%	0.8%	1.1%	0.8%
Income tax expense	0.6%	1.0%	1.2%	0.8%
Subtotal EBITDA margin	6.3%	8.3%	4.7%	6.5%

Loss and expense on debt restructure (a)	—	(0.0%)	—	0.1%
Loss on disposal of assets and other expense, net (b)	0.2%	0.0%	0.1%	0.0%
Equity-based compensation (c)	0.3%	0.2%	0.3%	0.3%
Tax Receivable Agreement liability adjustment (d)	—	—	(0.3%)	—
Gander Outdoors pre-opening costs (e)	—	1.1%	—	1.4%
Adjusted EBITDA margin	6.7%	9.5%	4.7%	8.2%
(a)	Represents the loss and expense incurred on debt restructure and financing expense incurred from the Third Amendment to the Credit Agreement in 2018.
(b)	Represents an adjustment to eliminate the losses and gains on disposal and sales of various assets, and other expense, net.
(c)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.
(d)

Represents an adjustment to eliminate the loss on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS to CWI.

(e)

Represents pre-opening store costs associated with the Gander Outdoors store openings in 2018, which is comprised of 1) Gander Outdoors-specific corporate and retail overhead, 2) distribution center expenses, and 3) store-level startup expenses. Based on the nature of the acquisition through a bankruptcy auction and the large quantity of retail locations opened in 2018 in a very compressed timeframe, the Company does not deem the pre-opening store costs for the initial rollout of Gander Outdoors locations to be normal, recurring charges. The Company does not intend to adjust for pre-opening store costs other than for the initial rollout of Gander Outdoors.

Adjusted Net Income Attributable to Camping World Holdings, Inc. and Adjusted Earnings Per Share

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic” as net income attributable to Camping World Holdings, Inc. adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, loss and expense on debt restructure, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability adjustment, Gander Outdoors pre-opening costs, other unusual or one-time items, the income tax expense effect of these adjustments, and the effect of net income attributable to non-controlling interests from these adjustments.

We define “Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic adjusted for the reallocation of net income attributable to non-controlling interests from stock options and restricted stock units, if dilutive, or the assumed exchange, if dilutive, of all outstanding common units in CWGS, LLC for shares of newly-issued Class A common stock of Camping World Holdings, Inc.

We define “Adjusted Earnings Per Share – Basic” as Adjusted Net Income Attributable to Camping World Holdings, Inc. - Basic divided by the weighted-average shares of Class A common stock outstanding. We define “Adjusted Earnings Per Share – Diluted” as Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted divided by the weighted-average shares of Class A common stock outstanding, assuming (i) the exchange of all outstanding common units in CWGS, LLC for newly-issued shares of Class A common stock of Camping World Holdings, Inc., if dilutive, and (ii) the dilutive effect of stock options and restricted stock units, if any. We present Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted because we consider them to be important supplemental measures of our performance and we believe that investors’ understanding of our performance is enhanced by including these Non GAAP financial measures as a reasonable basis for comparing our ongoing results of operations.

The following table reconciles Adjusted Net Income Attributable to Camping World Holdings, Inc. – Basic, Adjusted Net Income Attributable to Camping World Holdings, Inc. – Diluted, Adjusted Earnings Per Share – Basic, and Adjusted Earnings Per Share – Diluted to the most directly comparable GAAP financial performance measure, which is net income attributable to Camping World Holdings, Inc., in the case of the Adjusted Net Income non-GAAP financial measures, and weighted-average shares of Class A common stock outstanding – basic, in the case of the Adjusted Earnings Per Share non-GAAP financial measures:

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands except per share amounts)	2019	2018	2019	2018
Numerator:
Net (loss) income attributable to Camping World Holdings, Inc.	$18,017	$24,782	$(1,378)	$26,603
Adjustments related to basic calculation:
Loss and expense on debt restructure (a):
Gross adjustment	—	(44)	—	2,056
Income tax (expense) benefit for above adjustment (b)	—	5	—	(217)
Loss on disposal of assets and other expense, net (c):
Gross adjustment	2,374	61	2,160	146
Income tax (expense) benefit for above adjustment (b)	(3)	(1)	6	(1)
Equity-based compensation (d):
Gross adjustment	3,863	3,129	6,579	6,347
Income tax expense for above adjustment (b)	(348)	(283)	(569)	(549)
Tax Receivable Agreement liability adjustment (e):
Gross adjustment	—	—	(8,477)	—
Income tax benefit for above adjustment (b)	—	—	2,143	—
Gander Outdoors pre-opening costs (f):
Gross adjustment	—	15,355	—	35,006
Income tax benefit for above adjustment (b)	—	—	—	—
Adjustment to net (loss) income attributable to non-controlling interests resulting from the above adjustments (g)	(3,624)	(10,772)	(5,077)	(25,438)
Adjusted net income (loss) attributable to Camping World Holdings, Inc. – basic	20,279	32,232	(4,613)	43,953
Adjustments related to diluted calculation:
Reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (h)	7	59	—	209
Income tax on reallocation of net income attributable to non-controlling interests from the dilutive effect of stock options and restricted stock units (i)	(2)	(16)	—	(73)
Adjusted net income (loss) attributable to Camping World Holdings, Inc. – diluted	$20,284	$32,275	$(4,613)	$44,089
Denominator:
Weighted-average Class A common shares outstanding – basic	37,239	36,964	37,217	36,890
Adjustments related to diluted calculation:
Dilutive options to purchase Class A common stock (j)	—	—	—	157
Dilutive restricted stock units (j)	17	83	—	136
Adjusted weighted average Class A common shares outstanding – diluted	37,256	37,047	37,217	37,183

Adjusted earnings (loss) per share - basic	0.54	0.87	(0.12)	1.19
Adjusted earnings (loss) per share - diluted	0.54	0.87	(0.12)	1.19

Anti-dilutive amounts (k):
Numerator:
Reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (h)	$38,223	$63,063	$32,271	$89,305
Income tax on reallocation of net income attributable to non-controlling interests from the anti-dilutive exchange of common units in CWGS, LLC (i)	$(12,524)	$(17,654)	$(17,089)	$(27,445)
Assumed income tax benefit of combining C-corporations with full valuation allowances with the income of other consolidated entities after the anti-dilutive exchange of common units in CWGS, LLC (l)	$5,457	$3,605	$16,024	$9,130
Denominator:
Anti-dilutive exchange of common units in CWGS, LLC for shares of Class A common stock (j)	51,669	51,717	51,671	51,773
Anti-dilutive restricted stock units (j)	—	—	12	—

(a)	Represents the loss and expense incurred on debt restructure and financing expense incurred from the Third Amendment to the Credit Agreement in 2018.
(b)

Represents the current and deferred income tax expense effect of the above adjustments, many of which are related to entities with full valuation allowances for which no tax benefit can be currently recognized. This assumption uses an effective tax rate of 25.3% for the adjustments for 2019 and 2018, which represents the estimated tax rate that would apply had the above adjustments been included in the determination of our non-GAAP metric.

(c)	Represents an adjustment to eliminate the losses and gains on disposals and sales of various assets, and other expense, net.
(d)	Represents non-cash equity-based compensation expense relating to employees and directors of the Company.
(e)

Represents an adjustment to eliminate the loss on remeasurement of the Tax Receivable Agreement primarily due to changes in our effective income tax rate and the transfer of certain assets from GSS to CWI.

(f)

Represents pre-opening store costs associated with the Gander Outdoors store openings, which is comprised of 1) Gander Outdoors-specific corporate and retail overhead, 2) distribution center expenses, and 3) store-level startup expenses. The Company incurred significant costs related to the initial rollout of Gander Outdoors locations, which was substantially complete by December 31, 2018. Based on the nature of the acquisition through a bankruptcy auction and the large quantity of retail locations opened and to be opened in a very compressed timeframe, the Company does not deem the pre-opening store costs for the initial rollout of Gander Outdoors locations to be normal, recurring charges. The Company does not intend to adjust for pre-opening store costs other than for the initial rollout of Gander Outdoors.

(g)

Represents the adjustment to net income attributable to non-controlling interests resulting from the above adjustments that impact the net income of CWGS, LLC. This adjustment uses the non-controlling interest’s weighted average ownership of CWGS, LLC of 58.1% and 58.3% for the three months ended June 30, 2019 and 2018, respectively, and 58.1% and 58.4% for the six months ended June 30, 2019 and 2018, respectively.

(h)

Represents the reallocation of net income attributable to non-controlling interests from the impact of the assumed change in ownership of CWGS, LLC from stock options, restricted stock units, and/or common units of CWGS, LLC.

(i)

Represents the income tax expense effect of the above adjustment for reallocation of net income attributable to non-controlling interests. This assumption uses effective tax rate of 25.3% for the adjustments for 2019 and 2018.

(j)	Represents the impact to the denominator for stock options, restricted stock units, and/or common units of CWGS, LLC.
(k)	The below amounts have not been considered in our adjusted earnings per share – diluted amounts as the effect of these items are anti-dilutive.
(l)

Represents adjustments to reflect the income tax benefit of losses of consolidated C-corporations that under the Company’s current equity structure cannot be used against the income of other consolidated subsidiaries of CWGS, LLC. Subsequent to the exchange of all common units in CWGS, LLC, the Company believes certain actions could be taken such that the C-corporations’ losses could offset income of other consolidated subsidiaries. The adjustment reflects the income tax benefit assuming effective tax rate of 25.3% during 2019 and 2018, for the losses experienced by the consolidated C-corporations for which valuation allowances have been recorded. No assumed release of valuation allowance established for previous periods are included in these amounts.

Prior to our Form 10-Q for the three months ended September 30, 2018, we had calculated adjusted earnings per share on a fully exchanged basis regardless of whether the common units in CWGS, LLC were dilutive. That calculation will no longer be presented, however, we have provided anti-dilutive amounts in the table above, when applicable.

Uses and Limitations of Non-GAAP Financial Measures

Management and our board of directors use the Non-GAAP financial measures:

  as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations;
  for planning purposes, including the preparation of our internal annual operating budget and financial projections;
  to evaluate the performance and effectiveness of our operational strategies; and
  to evaluate our capacity to fund capital expenditures and expand our business.

By providing these Non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use EBITDA to measure our compliance with covenants such as consolidated leverage ratio. The Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income or other financial statement data presented in our unaudited condensed consolidated financial statements included in this press release as indicators of financial performance. Some of the limitations are:

  such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
  such measures do not reflect changes in, or cash requirements for, our working capital needs;
  some of such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;
  some of such measures do not reflect our tax expense or the cash requirements to pay our taxes;
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and
  other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, the Non-GAAP Financial Measures should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these Non-GAAP Financial Measures only supplementally. As noted in the tables above, certain of the Non-GAAP Financial Measures include adjustments for loss and expense on debt restructure, loss on disposal of assets, equity-based compensation, Tax Receivable Agreement liability, Gander Outdoors pre-opening costs, other unusual or one-time items, and the income tax expense effect described above, as applicable. It is reasonable to expect that certain of these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. Each of the normal recurring adjustments and other adjustments described in this paragraph and in the reconciliation tables above help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

Contacts

Investors:
John Rouleau
John.Rouleau@CampingWorld.com

Media Outlets:
Karen Porter
PR-CWGS@CampingWorld.com